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                      COMBINED INSURANCE COMPANY OF AMERICA
                          VIRGINIA SURETY COMPANY, INC.
                             123 North Wacker Drive
                             Chicago, Illinois 60606


                                December 27, 1999



ACM Government Opportunity Fund, Inc.
1345 Avenue of the Americas
Suite 3100
New York, NY  10105

Ladies and Gentlemen:

                  As you are no doubt aware, Article Seventh, Section (4)(a), of the Articles of Incorporation of the ACM Government Opportunity Fund, Inc. (the "Fund") provides as follows:

                  Commencing with the calendar year which begins on January 1, 1993, and in each calendar year thereafter, the Corporation shall, if the conditions set forth in the immediately following sentence have been satisfied, submit to its stockholders at the annual meeting of stockholders next following the end of such year a proposal that the Corporation, consistent with the Investment Company Act of 1940 as then in effect, amend these Articles of Incorporation to convert the Corporation from a "closed-end company" to an "open-end company" as those terms are defined in Sections 5(a)(2) and 5(a)(1), respectively, of the Investment Company Act of 1940, as in effect from time to time. The Corporation shall be required to submit such proposal at such annual meeting of stockholders only if both (i) shares of the Corporation's Common Stock have traded on the principal securities exchange where listed at an average discount from net asset value of more than 10%, determined on the basis of the discount as of the end of the last trading day in each week during the period of 12 calendar weeks preceding December 31 in such year, and (ii) during such year the Corporation receives at its principal executive office written requests from the holders of 10% or more of the Corporation's outstanding shares of Common Stock that such a proposal be submitted to the Corporation's stockholders.

                  The annual report of the Fund on Form N-30 dated September 27, 1999 states that, as of July 31, 1999, there were 13,071,872 shares of common stock (the "Common Stock") of the Fund outstanding. As of the date hereof, the undersigned are collectively the holders of 4,550,000 shares of Common Stock, which, based on the number of shares of Common Stock outstanding as last reported by the Fund, constitute approximately 34.8% of all outstanding shares of Common Stock.


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December 27, 1999
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                  The shares of Common Stock have traded on the New York Stock
Exchange, the principal securities exchange where the Common Stock is listed, at an average discount from net asset value (the "Discount") of more than 10%, based on the Discount as of the end of the last trading day in each week during the period of twelve calendar weeks preceding December 31, 1999. Specifically, the Discount was as noted below on each of the following dates:

                                       CLOSING MARKET       DISCOUNT FROM
DATE               NET ASSET VALUE          PRICE          NET ASSET VALUE
----               ---------------     --------------    ------------------

October 8, 1999       $ 7.710               $7.063             - 8.40%
October 15, 1999        7.640                6.813             -10.83%
October 22, 1999        7.670                7.125             - 7.11
October 29, 1999        7.810                7.188             - 7.97
November 5, 1999        7.850                7.125             - 9.24
November 12, 1999       7.900                7.188             - 9.02
November 19, 1999       7.900                7.188             - 8.90
November 26, 1999       7.890                7.000             -11.28
December 3, 1999        7.800                6.750             -13.46
December 10, 1999       7.880                6.375             -19.10
December 17, 1999       7.620                6.375             -16.34
December 23, 1999       7.81                 6.375             -18.37

                  The average of the Discounts set forth above is 11.66%.

                  In accordance with Article Seventh, Section (4)(a), of the Fund's Articles of Incorporation, the undersigned hereby request that the Fund submit to its stockholders at its annual meeting to be held in 2000 a proposal (the "Proposal") that the Fund, consistent with the Investment Company Act of 1940, as amended (the "1940 Act"), amend its Articles of Incorporation to convert the Fund from a "closed-end company" to an "open-end company" as those terms are defined in the 1940 Act.

                  In making this request, the undersigned have considered, among other things, the following:

         - There has been a precipitous increase in recent weeks in the Discount (i.e., from 8.90% on November 19, 1999 to 18.37% on December 23, 1999).

         -        The Discount is currently markedly greater than 10%.



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December 27, 1999
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         -        One of the core principles of the Fund, as evidenced by its charter, is that a Discount in excess of 10% would demand action.

In view of the foregoing, the undersigned respectfully request the support of the Fund's Board of Directors and management for the Proposal. Indeed, the undersigned believe that the fiduciary duties of the Fund's Board of Directors require the Board to support the Proposal.

                  The undersigned also hereby request an opportunity to meet with the Fund's Board of Directors and management at your early convenience to discuss the requests contained herein. Please contact Mr. Michael A.
Conway at (312) 701-3921 to arrange such a meeting.


                                       Very truly yours,

                                       Combined Insurance Company of America


                                       By: /s/ Michael A. Conway
                                           -------------------------------------
                                               Michael A. Conway
                                               Senior Vice President


                                       Virginia Surety Company, Inc.


                                       By: /s/ Michael A. Conway
                                           -------------------------------------
                                               Michael A. Conway
                                               Senior Vice President